EXHIBIT 10.2

Consulting Agreement

This Consulting Agreement is entered into on the date listed below between Anixter Inc. (“Anixter” or “Company”) and William A. Standish (“Consultant”), and is effective on July 10, 2018.

A.	Consulting Term. Eight months and three weeks ending on March 31, 2019 (the “Consulting Term”), unless earlier terminated in accordance with Section I below.

B.
Consideration in Exchange for Consulting Services. Subject to Section I below and provided Consultant performs the consulting services described herein, Consultant would 1) be eligible to vest in unvested RSUs during the Consulting Term on Anixter’s normal vesting cycle, 2) during the Consulting Term and provided he elects COBRA at the applicable time, continue the medical and dental coverage he has in place with Anixter as of his last day of employment with Anixter, with Anixter agreeing to pay the entire COBRA premium payments during such Consulting Term. In the event of Consultant’s death before the March 1, 2019 RSU vesting, the Company will provide Consultant’s spouse with the value of his unvested RSUs which are scheduled to vest as of March 1, 2019 and 3) be provided with a $30,000 (gross) bonus plan for the period of this Consulting Agreement. In accordance with the Anixter International Inc. 2010 Stock Incentive Plan, as amended (the “Plan”), in the event of a Change in Control (as defined in the Plan) during the Consulting Term, all RSUs held by Consultant that are outstanding as of the date immediately prior to the date of the Change of Control shall become immediately and fully vested.

C.
Independent Contractor Relationship. Consultant is retained by Company as an independent contractor. As an independent contractor, Consultant shall not be eligible to participate in any vacation, life insurance, disability, or any other fringe benefits or benefit plans offered by Company to its employees. Consultant shall have no authority to bind Company or incur other obligations on behalf of Company.

D.
Consulting Objectives. As an independent contractor, Consultant agrees to work approximately 24 hours per week on behalf of Anixter. During the Consulting Term the Consultant can work less than 24 hours in any specific week. Services performed under this Consulting Agreement will be under the direction, and at the request, of the Company’s CEO or designee.

E.
Expenses. Company shall reimburse Consultant for expenses incurred in the performance of consulting services under this Consulting Agreement consistent with Company’s travel and expense policy, such as airfare, lodging, meal, car and other incidental expenses incurred in connection with any travel Company requires as part of the performance of services.

F.	Assignment. Consultant shall not assign or subcontract any of his rights, duties or obligations under this Consulting Agreement to any other person without Company’s prior written consent.

G.
Works Made for Hire. Consultant agrees that all methodologies, implementation plans, computer programs, documentation, and other copyrightable works created by Consultant during the term of this Consulting Agreement and materially related to Company’s business shall be considered “works made for hire” under the copyright laws of the United States. In addition, Consultant hereby transfers and assigns to Company all rights in the copyrights embodied in such materials. Consultant further agrees that, during and after the term of this Consulting Agreement, Consultant will execute any additional assignments or other documents reasonably necessary to vest full ownership to Company.

H.
Non-Compete Agreement. Consultant will be required to sign Company’s Confidentiality, Non-Compete and Non-Solicitation Agreement form (“Non-Compete Agreement”) included herein as Appendix A. The Non-Compete Agreement must be signed by Consultant prior to or concurrent with the execution of this Consulting Agreement.

I.	Termination. Consultant may terminate this Consulting Agreement for any reason upon 30 days’ written notice. The parties may mutually agree in writing to extend the term of this Consulting Agreement.

I have read this Consulting Agreement and accept the consulting assignment as outlined.

_/s/ William A. Standish__ __6/19/2018_____         /s/ William A. Galvin __6/25/18______
William A. Standish         Date            William A. Galvin     Date

Appendix A

CONFIDENTIALITY, NON-COMPETE AND NON-SOLICITATION AGREEMENT

This Confidentiality, Non-Compete and Non-Solicitation Agreement (“Non-Compete Agreement”) is made by and between Anixter Inc., its subsidiaries and affiliates (collectively, the “Company”) and William A. Standish (the “Consultant”).

WHEREAS Anixter has retained Consultant to perform certain services pursuant to the terms and conditions set forth in a Consulting Agreement effective July 10, 2018;

NOW THEREFORE, as a condition of and in consideration of the Consulting Agreement, and other good and valuable consideration, including access to the Company’s Confidential and Proprietary Information, acknowledged herein as sufficient, Consultant agrees as follows:

1.     Confidential and Proprietary Information Obtained During Consulting Period. Consultant shall not use or disclose to any person or entity, directly or indirectly, other than in the regular and proper course of the Company’s business, any confidential or proprietary information, knowledge or data about the Company’s business, that is not in the public domain, learned or obtained by Consultant while contracted by the Company, concerning prices paid and arrangements made with suppliers, prices obtained and margins earned from customers, customer lists, key decision makers and contacts at customers, budgets and sales, marketing or vendor strategies, information concerning prospective customers, quotations, bids or proposals to customers and prospective customers, employee information, compensation structures, bonus or other incentive program information or any other information, knowledge or data, the use or disclosure of which might harm the Company (all of the foregoing referred to herein collectively as “Confidential and Proprietary Information”), except as required by law, in which case Consultant shall give the Company prompt written notice of any such proposed use or disclosure.

2.     Return of Company Property Upon Conclusion of Consulting Agreement. All files, documents, records, data or other material, whether in electronic or non-electronic form, pertaining to Consultant’s work with the Company, which come into Consultant’s possession, are the Company’s exclusive property to be used only in the performance of Consultant’s duties for the Company and shall not be copied or removed from the Company’s premises except for the Company’s business. Consultant shall return all such materials, including all copies, to the Company upon the earlier of a request by the Company, the expiration of the Consulting Agreement, or termination of the Consulting Agreement, whether such termination is occasioned by Consultant or by the Company, with or without cause.

3.     Non-Competition. During the term of the Consulting Agreement and for an additional twelve (12) month period after the last day on which Consultant performs consulting services under the Consulting Agreement agreed upon between the parties, Consultant shall not, directly or indirectly, accept employment with or otherwise render service, in the capacity of a management role or in any other capacity where Consultant’s duties and responsibilities are the same or similar to those Consultant previously had at the Company, to any corporation, business, or entity that competes with the Company in connection with the distribution or sale of any products, components or services which are the same or similar to those distributed or sold by the Company.

4     Non-Solicitation of Customers, Suppliers and Employees. During the term of the Consulting Agreement and for an additional twelve (12) month period after the last day on which Consultant performs consulting services under the Consulting Agreement agreed upon between the parties, Consultant shall not solicit or attempt to solicit any business from any of the Company’s customers or suppliers with whom he had material contact, and shall not recruit, solicit or assist any employee of the Company to leave their employment with the Company and to accept employment or any other relationship with a business that distributes or sells any products, components or services which are the same or similar to those distributed or sold by the Company.

5.     Enforcement and Construction. The restrictions contained in this Non-Compete Agreement are necessary to protect the Company’s valuable information and business interests, and the restrictions are reasonable for such purpose. If any part, term or provision of this Non-Compete Agreement is held by the courts to be illegal or unenforceable, the validity of the remaining parts, terms or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Non-Compete Agreement did not contain the particular part, term or provision held to be invalid. If any part, term or provision of this Non-Compete Agreement is determined by a court to be overbroad as written, Consultant specifically agrees and authorizes that said covenants and obligations shall be enforced to the extent reasonable, whether said revisions be in time, territory or scope of prohibited activities, in order to preserve their enforceability.

6.     Term of Non-Compete Agreement. The term of this Non-Compete Agreement shall commence on July 10, 2018, and shall remain in effect for the duration of the Consulting Agreement, except that Consultant’s obligations contained in paragraphs 1, 3 and 4 of this Non-Compete Agreement shall survive the termination or expiration of this Non-Compete Agreement, for any reason, and shall continue in effect thereafter.

7.     Governing Law. The validity and construction of this Non-Compete Agreement or any of its provisions shall be determined under the laws of the State of Illinois.

8.     Entire Agreement. This Non-Compete Agreement contains the entire agreement of the parties and supersedes all prior agreements, written or oral, between Consultant and the Company relating to the subject matter of this Agreement. This Non-Compete Agreement may not be changed orally but only by an agreement in writing signed by Consultant and the Company.

Consultant                    Anixter Inc.

By: _/s/__William A. Standish_______            By: _/s/_William A. Galvin_________
William A. Standish                          William A. Galvin

Date: ___6/19/18__________________            Its: President and CEO

Date: ____6/25/18_________________